EXHIBIT 4.1

CERTIFICATE OF DESIGNATION OF

SERIES C PREFERRED STOCK

OF

S3I INVESTMENT COMPANY, INC

The below-signed officers of the Company herein certify as follows:

1.

WHEREAS, the name of the corporation (hereinafter called the “Corporation) is S3I INVESTMENT COMPANY, INC.

2.

WHEREAS, the Articles of Incorporation of the Corporation authorizes issuance of ten million (20,000,000) shares of Preferred Stock with a par value to be determined by the Board of Directors and expressly vests in the Board of Directors of the Corporation the authority provided therein to issue any or all of said shares in one or more series and by resolution or resolutions, the designation, number, full or limited voting powers, or the denial of voting powers, preferences and relative participating, optional, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics of each series to be issued.

3.

WHEREAS, the Board of Directors of the Corporation, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating a Series C issue of Preferred Stock, none of which are presently issued and outstanding:

RESOLVED, that one million (1,000,000) shares of the Preferred Stock (par value $0.001 per share) are authorized to be issued by this Corporation pursuant to its Articles of Incorporation, and that there be and hereby is authorized and created a series of preferred stock, hereby designed as the Series C Preferred Stock, which shall have the voting powers, designations, preferences and relative participating, optional or other rights, if any, or the qualifications, limitations, or restrictions, set forth in such Articles of Incorporation and in addition thereto, those following:

(a)

DESIGNATION. The Preferred Stock subject hereof shall be designated Series C Preferred Stock (“Series C Preferred”).  No other shares of Preferred Stock shall be designated as Series C Preferred stock.

(b)

CONVERSION.  The Series C Preferred shall not have conversion rights.

(c)

NO IMPAIRMENT.  The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out all the provisions of this Certificate and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series C Preferred against impairment.

(d)

LIQUIDATION RIGHTS.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the Series C Preferred shall have a liquidation preference to the common stock in the amount of par value per share.

(e)

OTHER RESTRICTIONS.  There shall be no conditions or restrictions upon the creation of indebtedness of the Corporation, or any subsidiary or upon the creation of any other series of preferred stock with any other preferences.

(f)

VOTING.  (i) Each shares of Series C Preferred shall entitle its holder to one thousand votes (1,000), voting together with the Common Stock as a single class.

(g)

STATED VALUE.  The shares of Series C Preferred shall have a stated value of $0.001 per share.

(h)

OTHER PREFERENCES.  The shares of the Series C Preferred shall have no other preferences, rights, restrictions, or qualifications, except as otherwise provided by law or the Articles of Incorporation of the Corporation.

FURTHER RESOLVED, that the statements contained in the foregoing resolution creating and designating the said Series C Preferred Stock and fixing the number, powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of said series, be deemed to be included in and be a part of the Articles of Incorporation of the Corporation.

The undersigned, representing the Secretary of the Company, does certify, under penalty of perjury, that the foregoing statements are and accurate. So attested this 22nd day of May, 2006 in Temecula, California:

/s/ Kenneth C. Wiedrich

Kenneth C. Wiedrich

Secretary